Exhibit 99.1

Blue Ridge Bankshares, Inc. Announces 2024 First Quarter Results

Completed capital raise of $150 million private placement, which closed subsequent to the end of the quarter, to help fund business transformation

Solidified compliance and risk management functions with key hires

Regulatory remediation efforts on track

RICHMOND, VA, April 30, 2024 /PRNewswire/ -- Blue Ridge Bankshares, Inc. (the “Company”) (NYSE American: BRBS), the holding company of Blue Ridge Bank, National Association (“Blue Ridge Bank” or the “Bank”) and BRB Financial Group, Inc. (“BRB Financial Group”), today announced financial results for the quarter ended March 31, 2024.

For the quarter ended March 31, 2024, the Company reported a net loss of $2.9 million, or $0.15 per diluted common share, compared to a net loss of $5.8 million, or $0.30 per diluted common share, for the fourth quarter of 2023, and net income of $4.0 million, or $0.21 per diluted common share, for the first quarter of 2023.

A Message From Blue Ridge Bankshares, Inc. President and CEO, G. William “Billy” Beale:

“Our efforts during the first quarter further reflect the deep commitment of this leadership team to aggressively pursue the steps necessary to transform Blue Ridge Bank, restore it to its community banking roots, and put it on a path to profitable growth. Achieving this goal means advancing several, simultaneous strategies – from filling vital leadership roles, to advancing our regulatory remediation efforts, to formulating strategic growth and capital plans, to more deeply examining ways to be more efficient.

“During the first quarter of 2024, we once again made significant, additional progress across each of these strategic areas.

•
“We filled two leadership positions that are essential to bolstering our risk management and compliance functions. Grace Vallacchi joined us as Deputy Chief Risk Officer and Jerry Maloney joined as Chief Compliance Officer. Together, and along with other key hires over the past several months, these highly experienced leaders will bring heightened levels of rigor to these critical functions.

•
“We made substantial, additional progress on our regulatory remediation efforts. We have developed a critical action plan around these efforts and believe that we have completed all tasks to date mandated by our primary banking regulator, the Office of the Comptroller of the Currency (the "OCC"). Our persistent effort to further wind down our banking-as-a-service (“BaaS”) fintech depository business is on track, if not slightly ahead of schedule. Notably, our deposits declined during the quarter, reflecting these actions. However, our core consumer and commercial deposits – the heartbeat of a successful community-focused bank – remained relatively stable.

•
“Our leadership team developed a strategic plan, in two parts, to guide our organization – one to guide us through the full remediation of the Bank’s regulatory issues and its BaaS exposure, and the other to plot our path forward as a core community bank after our remediation efforts are accomplished, with a focus on profitable growth.

•
“We further reinforced our capital position. Subsequent to the end of the first quarter, we closed on a private placement of the Company’s common and preferred stock for gross proceeds of $150 million. This capital infusion provides a vital bridge and additional financial flexibility to help us accomplish our transformation. Furthermore, as an element of the private placement, we are developing an asset resolution plan to reposition portions of our balance sheet to provide additional liquidity and enhance future performance.

"We are on a journey and, while we expect 2024 to be a transitional year, we expect that the combination of the initiatives above will begin to result in incremental operating improvement as we move through the year. I thank our shareholders, our employees, and our communities for their resilience and support. I am pleased with the milestones we have achieved thus far and look forward to making more progress in the months ahead.”

OCC Consent Order and Private Placement Stock Offering

On January 25, 2024, the Company announced that the Bank had consented to the issuance of a consent order (the "Consent Order") by the OCC. The Consent Order replaces the formal written agreement entered into by the Bank and the OCC on August 29, 2022. A complete copy of the Consent Order was included in a Current Report on a Form 8-K filed by the Company with the Securities and Exchange Commission ("SEC") on January 25, 2024 and can be accessed on the SEC's website (www.sec.gov) and the Company's website (www.mybrb.com).

Subsequent to the end of the first quarter, on April 3, 2024, the Company announced it had closed on a private placement of the Company’s common and preferred stock for gross proceeds of $150 million (the "Private Placement"). This Private Placement amends and replaces the previously proposed private placement for $150 million of the Company’s common stock that was announced on December 22, 2023.

The Company intends to use the capital from the Private Placement to propel its near-term strategic initiatives, which include repositioning business lines, supporting organic growth, and further enhancing the Bank’s capital levels, including compliance with the minimum capital ratios set forth in the Consent Order.

Q1 2024 Highlights

(Comparisons for First Quarter 2024 are relative to Fourth Quarter 2023 unless otherwise noted.

Net Income:

•
The net loss in the quarter was $2.9 million, or $0.15 per diluted common share, compared to a net loss of $5.8 million, or $0.30 per diluted common share, for the prior quarter. Improvement in the quarter resulted primarily from a recovery of credit losses of $1.0 million, a positive fair value adjustment on mortgage servicing right assets of $729 thousand, and a loss on the sale of an equity investment recorded in the fourth quarter of 2023 of $1.6 million. Offsetting these improvements were lower net interest income of $1.4 million and higher noninterest expense of $1.9 million.

Asset Quality:

•
Nonperforming loans, which include nonaccrual loans and loans past due 90 days or more and accruing interest, improved to $53.2 million, or 1.73% of total assets, at quarter end compared to $63.1 million, or 2.02% of total assets, at the prior quarter end. The decline in nonperforming loans primarily reflects the payoff of a commercial real estate loan and progress on the receipt of cash payments related to specialty finance loans that had been placed on nonaccrual status in prior periods.

•
These nonperforming specialty finance loans had carrying values totaling $29.8 million as of March 31, 2024, for which the Company held reserves of $9.6 million. Of the $34.2 million of these loans reported as of December 31, 2023, the Company received cash payments totaling $3.0 million in the first quarter of 2024 and an additional $750 thousand subsequent to March 31, 2024, pursuant to a forbearance agreement under which the largest of the specialty finance loans is subject. An additional specialty finance loan paid in full in the first quarter of 2024. These cash payments were applied to the book principal balance of the loan, with the excess recorded as interest income.

•
The recovery of credit losses was $1.0 million compared to a provision for credit losses of $2.8 million for the prior quarter. The recovery in the quarter was due to lower balances of unfunded loan commitments, while no provision for credit losses on loans held for investment was recorded. Net loan charge-offs were $0.9 million in the quarter, representing an annualized net charge-off rate of 0.14% of average loans held for investment, compared to $17.3 million, representing an annualized net charge-off rate of 2.84% of average loans held for investment, for the prior quarter. The decrease in net charge-offs was primarily attributable to specialty finance loans charged off in the prior quarter.

•
The allowance for credit losses (“ACL”) as a percentage of total loans held for investment was 1.46% at quarter end compared to 1.48% at the prior quarter end. Specific reserves associated with the aforementioned specialty finance loans totaled $9.6 million at both March 31, 2024 and December 31, 2023.

Capital:

•
The ratio of tangible stockholders’ equity to tangible total assets was 5.8%1, unchanged from the prior quarter end. Tangible book value per common share was $9.041, compared to $9.471 at the prior quarter end.

•
For the quarter ended March 31, 2024, the Bank’s tier 1 leverage ratio, tier 1 risk-based capital ratio, common equity tier 1 capital ratio, and total risk-based capital ratio were 7.44%, 9.28%, 9.28%, and 10.51%, respectively, compared to 7.49%, 9.09%, 9.09%, and 10.25%, respectively, at the prior quarter end. Such ratios do not include the effect of the Private Placement, which was completed subsequent to quarter end.

Net Interest Income / Net Interest Margin:

•
Net interest income was $20.3 million, a decline of $1.4 million from the prior quarter, primarily due to higher funding costs, which increased by 12 basis points, due to rates paid on and volume of wholesale time deposits. Net interest margin was 2.75% compared to 2.92% in the prior quarter.

Balance Sheet:

•
Total deposit balances decreased $100.3 million from the prior quarter end, due primarily to a decline in fintech-related balances of $162.9 million, partially offset by an increase of brokered time deposits of $48.0 million. In addition, of the decline in fintech-related balances, approximately $25.0 million of fintech-related accounts were converted as direct customers of the Bank. Core deposits remained relatively stable in the quarter.

•
Deposits related to fintech relationships were $303.0 million at March 31, 2024, compared to $465.9 million at the prior quarter end. Of the decline, approximately $100.0 million were BaaS deposits, while the remainder were corporate deposits. Fintech-related deposits represented 12.3% of total deposits at March 31, 2024 compared to 18.2% of total deposits at the prior quarter end. Excluding wholesale funding, deposits related to fintech relationships represented 14.6% and 21.0% of total deposits at March 31, 2024 and December 31, 2023, respectively. Estimated uninsured deposits as a percentage of total deposits were 22.4% as of both periods.

•
Loans held for investment were $2.39 billion, a decline of $36.9 million from the prior quarter end, as the Bank purposefully reduced assets to meet the liquidity need of the BaaS operations wind down. The held for investment loan-to-deposit ratio measured 97.1% at quarter end compared to 94.7% at the prior quarter end.

Noninterest Income / Noninterest Expense:

•
Noninterest income was $7.8 million compared to $4.1 million for the prior quarter, an improvement of $3.7 million. Higher noninterest income was primarily due to fair value adjustments on mortgage servicing right assets, which were a positive change of $2.8 million, due to the change in future interest rate expectations, and a $1.6 million realized loss on the sale of an equity investment in a fintech company in the fourth quarter of 2023.

•
Noninterest expense was $32.5 million compared to $30.6 million for the prior quarter, an increase of $1.9 million. The increase was primarily due to higher salaries and employee benefits expense, while regulatory remediation expenses declined. Salaries and employee benefits in the first quarter of 2024 reflected key new hires, a charge upon the retirement of the former leader of the mortgage business, and incentive accruals, while the prior quarter included negligible incentive expense.

Income Statement:

Net Interest Income

Net interest income was $20.3 million for the first quarter of 2024, compared to $21.8 million for the fourth quarter of 2023, and $25.2 million for the first quarter of 2023. The decline from year end was primarily attributable to lower interest and fee income on loans due to lower average balances and higher interest expense on deposits due to higher average balances of and rates paid on time deposits, partially offset by lower average balances and rates paid on interest-bearing demand accounts. Most BaaS deposits are in interest-bearing demand accounts.

Total interest income was $42.5 million for the first quarter of 2024, $43.2 million for the fourth quarter of 2023, and $40.9 million for the first quarter of 2023. The decline relative to the fourth quarter of 2023 was relatively modest, while the increase relative to the first quarter of 2023 reflects higher average balances of and yields on interest-earning asset balances, partially offset by lower benefit from purchase accounting adjustments. The yield on average loans held for investment was 6.29% for the first quarter of 2024, compared to 6.31% for the fourth quarter of 2023, and 5.88% for the first quarter of 2023.

Total interest expense was $22.2 million for the first quarter of 2024, compared to $21.4 million for the fourth quarter of 2023, and $15.7 million for the first quarter of 2023. The increase relative to the prior quarter and the year-ago period reflects higher overall funding costs due to higher market interest rates and greater balances of and a shift in the mix of average interest-bearing liabilities, primarily to higher-cost wholesale funding.

Average balances of interest-earning assets decreased $12.6 million to $2.97 billion in the first quarter of 2024, relative to the prior quarter, and decreased $94.0 million from the year-ago period. Relative to the prior quarter, the decrease reflected a slight decline in average balances of loans held for investment and securities. Relative to the year-ago period, the decrease in average interest-earning asset balances was due primarily to lower average balances of loans held for investment and securities.

Average balances of interest-bearing liabilities increased $48.9 million to $2.41 billion in the first quarter of 2024, relative to the prior quarter, and increased $242.0 million from the year-ago period. Relative to the prior quarter, the increase reflected higher average balances of time deposits, primarily attributable to wholesale funding, partially offset by lower average balances of interest-bearing demand and money market accounts. Relative to the prior year, the increase primarily reflected higher average balances of time deposits.

Cost of funds was 3.03% for the first quarter of 2024, compared to 2.91% for the fourth quarter of 2023, and 2.11% for the first quarter of 2023, while cost of deposits was 2.85%, 2.73%, and 1.74%, for the same respective periods. Higher deposit costs and overall funding costs reflect the impact of higher market interest rates and a shift in the mix of funding. Cost of deposits excluding wholesale deposits was 2.52% for the quarter compared to 2.58% in the prior quarter and 1.70% in the year-ago period.

Net interest margin was 2.75% for the first quarter of 2024 compared to 2.92% and 3.30% for the fourth and first quarters of 2023, respectively. The decline in net interest margin relative to the prior periods reflects the impact of higher interest rates on funding costs and less benefit from purchase accounting adjustments.

Recovery of/Provision for Credit Losses

The Company recorded a recovery of credit losses of $1.0 million for the first quarter of 2024, compared to a provision of $2.8 million for the fourth quarter of 2023, and a recovery of $1.5 million for the first quarter of 2023. The recovery for the first quarter of 2024 was primarily attributable to lower unfunded loan commitments, which declined to $294.6 million at March 31, 2024 from $364.2 million at December 31, 2023. Provision for the fourth quarter of 2023 was primarily attributable to charge-offs and reserve needs for a select group of purchased consumer loans, partially offset by a recovery of credit losses on lower unfunded loan commitments.

Noninterest Income

Noninterest income was $7.8 million for the first quarter of 2024, compared to $4.1 million for the fourth quarter of 2024, and $7.3 million for the first quarter of 2023. The increase relative to the fourth quarter of 2023 was primarily due to positive fair value adjustments on mortgage servicing right assets, partially offset by a lower gain on sale of government guaranteed loans. Additionally, in the fourth quarter of 2023, the Company recognized a $1.6 million loss on the sale of an equity investment in a fintech company.

Noninterest Expense

Noninterest expense was $32.5 million for the first quarter of 2024, compared to $30.6 million for the fourth quarter of 2023, and $28.8 million for the first quarter of 2023. Noninterest expense increased $1.9 million from the prior quarter and increased $3.7 million from the year-ago period. The increase relative to the fourth quarter of 2024 was primarily driven by higher salaries and employee benefits. Higher salaries and employee benefit expenses in the first quarter of 2024 include the addition of key leadership roles, a charge upon the retirement of the leader of the mortgage business, and greater incentive expense. In the fourth quarter of 2024, the Company recorded negligible incentive expense and reversed expenses related to previously issued performance-based restricted stock awards. The increase relative to the year-ago period primarily reflects higher salaries and employee benefits, FDIC insurance assessments, audit and accounting fees, and regulatory remediation expenses. In the fourth quarter of 2023, the Company received a recovery of previously expensed legal costs in connection with the previously reported ESOP litigation.

Balance Sheet:

Loans

Loans held for investment were $2.39 billion at March 31, 2024, compared to $2.43 billion at December 31, 2023, and $2.45 billion at March 31, 2023. The decline of $36.9 million from the prior quarter end was due to the Bank’s plan to purposely reduce assets to partially meet the liquidity need of the BaaS operations wind down.

Deposits

Total deposits were $2.47 billion at March 31, 2024, a decrease of $100.3 million from the prior quarter end, and a decrease of $295.3 million from the year-ago period. Relative to the prior quarter end, the decrease reflected lower interest-bearing demand and money market deposits, primarily attributable to fintech relationships and, to a lesser extent, decreases in noninterest bearing deposits, partially offset by higher time deposits, primarily wholesale deposits. Fintech-related deposits declined $162.9 million in the first quarter of 2024 due to fewer BaaS partners and lower fintech-related corporate balances, including those related to one of the Bank’s indirect lending partners. Excluding fintech-related deposits and wholesale funding, total deposits during the quarter decreased $22.3 million, or 1.26%, from the prior quarter end.

Noninterest-bearing deposits represented 20.1%, 19.7%, and 21.5% of total deposits at March 31, 2024, December 31, 2023, and March 31, 2023, respectively. Fintech-related balances represented 12.3%, 18.2%, and 28.1% of total deposits as of the same respective periods.

The held for investment loan to deposit ratio was 97.1% at March 31, 2024, compared to 94.7% at the prior quarter end, and 88.8% at the year-ago period-end. The increase on a comparative basis was due primarily to lower total deposit levels attributable to lower fintech-related balances.

Fintech Operations:

Interest and fee income related to fintech partnerships represented approximately $1.7 million, $2.1 million, and $1.5 million of total revenue for the Company for the first quarter of 2024, the fourth quarter of 2023, and the first quarter of 2023, respectively. Deposits related to fintech relationships were $303.0 million at March 31, 2024, compared to $465.9 million at the prior quarter end. Included in deposits related to fintech relationships were assets managed by BRB Financial Group’s trust division of $16.4 million as of March 31, 2024.

Non-GAAP Financial Measures:

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures, including tangible assets, tangible common equity, and tangible book value per share, to supplement the evaluation of the Company’s financial condition and performance. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the financial condition, capital position, and operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included at the end of this release.

Forward-Looking Statements:

This release of the Company contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and are typically identiﬁed with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on its expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Actual results, performance or achievements could diﬀer materially from those contemplated, expressed or implied by the forward-looking statements.

The following factors, among others, could cause the Company’s ﬁnancial performance to diﬀer materially from that expressed in such forward-looking statements:

•
the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations;
•
the eﬀects of, and changes in, the macroeconomic environment and financial market conditions, including monetary and ﬁscal policies, interest rates and inﬂation;
•
the impact of, and the ability to comply with, the terms of the Consent Order with the OCC, including the heightened capital requirements and other restrictions therein, and other regulatory directives;
•
the imposition of additional regulatory actions or restrictions for noncompliance with the Consent Order or otherwise;
•
the Company’s involvement in, and the outcome of, any litigation, legal proceedings or enforcement actions that may be instituted against the Company;
•
reputational risk and potential adverse reactions of the Company’s customers, suppliers, employees, or other business partners;
•
the Company’s ability to manage its fintech relationships, including implementing enhanced controls and procedures, complying with OCC directives and applicable laws and regulations,

maintaining deposit levels and the quality of loans associated with these relationships and, in certain cases, winding down certain of these partnerships;
•
the quality and composition of the Company’s loan and investment portfolios, including changes in the level of the Company’s nonperforming assets and charge-oﬀs;
•
the Company’s management of risks inherent in its loan portfolio, the credit quality of its borrowers, and the risk of a prolonged downturn in the real estate market, which could impair the value of the Company’s collateral and its ability to sell collateral upon any foreclosure;
•
the ability to maintain adequate liquidity by retaining deposits and secondary funding sources, especially if the Company's or industry's reputation become damaged;
•
the ability to maintain capital levels adequate to support the Company's business and to comply with OCC directives;
•
the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers;
•
changes in consumer spending and savings habits;
•
the willingness of users to substitute competitors’ products and services for the Company’s products and services;
•
the impact of unanticipated outflows of deposits;
•
changes in technological and social media;
•
potential exposure to fraud, negligence, computer theft, and cyber-crime;
•
adverse developments in the ﬁnancial industry generally, such as recent bank failures, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer and client behavior;
•
changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or Blue Ridge Bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products;
•
the impact of changes in ﬁnancial services policies, laws, and regulations, including laws, regulations, and policies concerning taxes, banking, securities, real estate, and insurance, and the application thereof by regulatory bodies;
•
the eﬀect of changes in accounting standards, policies, and practices as may be adopted from time to time;
•
estimates of the fair value and other accounting values, subject to impairment assessments, of certain of the Company’s assets and liabilities;
•
geopolitical conditions, including acts or threats of terrorism and/or military conﬂicts, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conﬂicts, which could impact business and economic conditions in the United States and abroad;

•
the occurrence or continuation of widespread health emergencies or pandemics, signiﬁcant natural disasters, severe weather conditions, ﬂoods and other catastrophic events; and
•
other risks and factors identified in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and in ﬁlings the Company makes from time to time with the SEC.

The foregoing factors should not be considered exhaustive and should be read together with other cautionary statements that are included in filings the Company makes from time to time with the SEC. Any one of these risks or factors could have a material adverse impact on the Company’s results of operations or financial condition, or cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, forward-looking information and statements contained in this release. Moreover, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict all risks and uncertainties that could have an impact on its forward-looking statements. Therefore, the Company cautions not to place undue reliance on its forward-looking information and statements, which speak only as of the date of this release. The Company does not undertake to, and will not, update or revise these forward-looking statements after the date hereof, whether as a result of new information, future events, or otherwise.

1 Non-GAAP financial measure. Further information can be found at the end of this press release.

Blue Ridge Bankshares, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except share data)	(unaudited) March 31, 2024	December 31, 2023 (1)
Assets
Cash and due from banks	$117,464	$110,491
Restricted cash	10,734	10,660
Federal funds sold	6,849	4,451
Securities available for sale, at fair value	314,394	321,081
Restricted equity investments	22,071	18,621
Other equity investments	12,863	12,905
Other investments	26,586	29,467
Loans held for sale	34,902	46,337
Loans held for investment, net of deferred fees and costs	2,394,089	2,430,947
Less: allowance for credit losses	(35,025)	(35,893)
Loans held for investment, net	2,359,064	2,395,054
Accrued interest receivable	14,696	14,967
Premises and equipment, net	21,968	22,348
Right-of-use asset	8,067	8,738
Bank owned life insurance	48,790	48,453
Other intangible assets	5,009	5,382
Mortgage servicing rights, net	27,843	27,114
Deferred tax asset, net	21,928	21,556
Other assets	22,959	19,929
Total assets	$3,076,187	$3,117,554
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$496,375	$506,248
Interest-bearing demand and money market deposits	898,870	1,049,536
Savings	114,281	117,923
Time deposits	956,250	892,325
Total deposits	2,465,776	2,566,032
FHLB borrowings	280,000	210,000
FRB borrowings	65,000	65,000
Subordinated notes, net	39,838	39,855
Lease liability	8,870	9,619
Other liabilities	35,797	41,059
Total liabilities	2,895,281	2,931,565
Commitments and contingencies
Stockholders’ Equity:
Common stock, no par value; 50,000,000 shares authorized at March 31, 2024 and December 31, 2023; 19,584,040 and 19,198,379 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	198,004	197,636
Additional paid-in capital	252	252
Retained earnings	30,264	33,157
Accumulated other comprehensive loss, net of tax	(47,614)	(45,056)
Total stockholders’ equity	180,906	185,989
Total liabilities and stockholders’ equity	$3,076,187	$3,117,554

(1) Derived from audited December 31, 2023 Consolidated Financial Statements.

Blue Ridge Bankshares, Inc.
Consolidated Statements of Income (unaudited)
	For the Three Months Ended
			As restated
(Dollars in thousands, except per common share data)	March 31, 2024	December 31, 2023	March 31, 2023
Interest income:
Interest and fees on loans	$38,346	$38,933	$37,131
Interest on taxable securities	2,438	2,457	2,628
Interest on nontaxable securities	60	56	92
Interest on deposit accounts and federal funds sold	1,687	1,714	1,039
Total interest income	42,531	43,160	40,890
Interest expense:
Interest on deposits	18,485	17,899	11,331
Interest on subordinated notes	560	543	553
Interest on FHLB and FRB borrowings	3,137	2,955	3,810
Total interest expense	22,182	21,397	15,694
Net interest income	20,349	21,763	25,196
Provision for (recovery of) credit losses - loans	—	3,600	(1,110)
Provision for (recovery of) credit losses - unfunded commitments	(1,000)	(830)	(400)
Total provision for credit losses	(1,000)	2,770	(1,510)
Net interest income after provision for credit losses	21,349	18,993	26,706
Noninterest income:
Fair value adjustments of other equity investments	(7)	167	(51)
Residential mortgage banking income	2,664	2,617	3,199
Mortgage servicing rights	729	(2,026)	(1,896)
Gain on sale of government guaranteed loans	110	905	2,409
Wealth and trust management	520	483	432
Service charges on deposit accounts	398	366	343
Increase in cash surrender value of BOLI	337	310	282
Bank and purchase card, net	242	446	340
Loss on sale of other equity investments	—	(1,636)	—
Other	2,832	2,475	2,225
Total noninterest income	7,825	4,107	7,283
Noninterest expense:
Salaries and employee benefits	16,045	13,711	15,289
Occupancy and equipment	1,524	1,549	1,569
Data processing	1,106	1,499	1,346
Legal and regulatory filings	447	(286)	1,234
Advertising and marketing	297	184	286
Communications	1,173	927	1,131
Audit and accounting fees	1,155	1,381	146
FDIC insurance	1,377	1,762	729
Intangible amortization	287	297	355
Other contractual services	1,717	2,064	939
Other taxes and assessments	943	809	802
Regulatory remediation	2,644	3,155	1,134
Other	3,759	3,531	3,887
Total noninterest expense	32,474	30,583	28,847
(Loss) income before income tax	(3,300)	(7,483)	5,142
Income tax (benefit) expense	(407)	(1,724)	1,172
Net (loss) income	$(2,893)	$(5,759)	$3,970
Basic and diluted (loss) earnings per common share	$(0.15)	$(0.30)	$0.21

Blue Ridge Bankshares, Inc.
Quarter Summary of Selected Financial Data (unaudited)

	As of and for the Three Months Ended
				As restated	As restated
(Dollars and shares in thousands, except per common share data)	March 31,	December 31,	September 30,	June 30,	March 31,
Income Statement Data:	2024	2023	2023	2023	2023
Interest income	$42,531	$43,160	$42,485	$42,460	$40,890
Interest expense	22,182	21,397	20,293	18,570	15,694
Net interest income	20,349	21,763	22,192	23,890	25,196
(Recovery of) provision for credit losses	(1,000)	2,770	11,050	10,013	(1,510)
Net interest income after provision for loan losses	21,349	18,993	11,142	13,877	26,706
Noninterest income	7,825	4,107	7,415	9,736	7,283
Noninterest expenses, excluding goodwill impairment	32,474	30,583	37,795	34,052	28,847
Goodwill impairment	—	—	26,826	—	—
(Loss) income before income taxes	(3,300)	(7,483)	(46,064)	(10,439)	5,142
Income tax (benefit) expense	(407)	(1,724)	(4,693)	(1,826)	1,172
Net (loss) income	(2,893)	(5,759)	(41,371)	(8,613)	3,970
Per Common Share Data:
(Loss) earnings per common share - basic and diluted	$(0.15)	$(0.30)	$(2.18)	$(0.45)	$0.21
Dividends declared per common share	—	—	—	—	0.1225
Book value per common share	9.24	9.69	9.53	12.21	13.03
Tangible book value per common share - Non-GAAP	9.04	9.47	9.30	10.55	11.36
Balance Sheet Data:
Total assets	$3,076,187	$3,117,554	$3,262,713	$3,214,424	$3,324,060
Average assets	3,164,932	3,165,886	3,249,112	3,277,283	3,270,109
Average interest-earning assets	2,966,491	2,979,065	3,038,795	3,064,104	3,060,534
Loans held for investment	2,394,089	2,430,947	2,446,370	2,454,431	2,452,783
Allowance for credit losses	35,025	35,893	49,631	38,567	35,961
Purchase accounting adjustments (discounts) on acquired loans	4,873	5,117	5,831	6,381	6,724
Loans held for sale	34,902	46,337	69,640	64,102	76,528
Securities available for sale, at fair value	314,394	321,081	313,930	340,617	351,990
Noninterest-bearing demand deposits	496,375	506,248	572,969	575,989	594,518
Total deposits	2,465,776	2,566,032	2,776,151	2,613,094	2,761,047
Subordinated notes, net	39,838	39,855	39,871	39,888	39,904
FHLB and FRB advances	345,000	275,000	215,000	284,100	239,100
Average interest-bearing liabilities	2,411,683	2,362,774	2,354,360	2,346,722	2,169,643
Total stockholders' equity	180,906	185,989	182,837	231,271	246,735
Average stockholders' equity	183,901	223,840	238,530	257,117	259,911
Weighted average common shares outstanding - basic	19,178	19,033	19,015	18,851	18,856
Weighted average common shares outstanding - diluted	19,178	19,033	19,015	18,851	18,860
Financial Ratios:
Return on average assets (1)	-0.37%	-0.73%	-5.09%	-1.05%	0.49%
Return on average equity (1)	-6.29%	-10.29%	-69.38%	-13.40%	6.11%
Total loan to deposit ratio	98.5%	96.5%	90.6%	96.4%	91.6%
Held for investment loan to deposit ratio	97.1%	94.7%	88.1%	93.9%	88.8%
Net interest margin (1)	2.75%	2.92%	2.92%	3.12%	3.30%
Cost of deposits (1)	2.85%	2.73%	2.46%	2.21%	1.74%
Cost of funds (1)	3.03%	2.91%	2.73%	2.49%	2.11%
Efficiency ratio	115.3%	118.2%	127.7%	101.3%	88.8%
Regulatory remediation expenses	2,644	3,155	3,782	2,388	1,134
Capital and Asset Quality Ratios:
Average stockholders' equity to average assets	5.8%	7.1%	7.3%	7.8%	7.9%
Allowance for credit losses to loans held for investment	1.46%	1.48%	2.03%	1.57%	1.47%
Ratio of net charge-offs to average loans outstanding (1)	0.14%	2.84%	0.09%	1.28%	0.17%
Nonperforming loans to total assets	1.73%	2.02%	2.51%	2.54%	2.63%

Nonperforming assets to total assets	1.73%	2.02%	2.51%	2.54%	2.63%
Nonperforming loans to loans held for investment	2.22%	2.59%	3.34%	3.33%	3.56%
Reconciliation of Non-GAAP Financial Measures (unaudited):

Tangible Common Equity:
Total stockholders' equity	$180,906	$185,989	$182,837	$231,271	$246,735
Less: Goodwill and other intangibles, net of deferred tax liability (2)	(3,913)	(4,179)	(4,286)	(31,427)	(31,637)
Tangible common equity (Non-GAAP)	$176,993	$181,810	$178,551	$199,844	$215,098
Total shares outstanding	19,584	19,198	19,192	18,934	18,942
Book value per common share	$9.24	$9.69	$9.53	$12.21	$13.03
Tangible book value per common share (Non-GAAP)	9.04	9.47	9.30	10.55	11.36

Tangible stockholders' equity to tangible total assets
Total assets	$3,076,187	$3,117,554	$3,262,713	$3,214,424	$3,324,060
Less: Goodwill and other intangibles, net of deferred tax liability (2)	(3,913)	(4,179)	(4,286)	(31,427)	(31,637)
Tangible total assets (Non-GAAP)	$3,072,274	$3,113,375	$3,258,427	$3,182,997	$3,292,423
Tangible common equity (Non-GAAP)	$176,993	$181,810	$178,551	$199,844	$215,098
Tangible stockholders' equity to tangible total assets (Non-GAAP)	5.8%	5.8%	5.5%	6.3%	6.5%

(1) Annualized.
(2) Excludes mortgage servicing rights.